Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Public Service Electric and Gas Company

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	First and Refunding Mortgage Bonds	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

	Debt	Secured Medium-Term Notes	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fee Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate amount of securities and aggregate offering price of each identified class is being registered as may from time to time be offered and sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all registration fees that may be payable and will pay on a “pay as you go” basis. Registrant will calculate the registration fee applicable to an offer of securities hereunder based on the fee payment rate in effect on the date of such fee payment.